EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE

                                                                        Contact:
                                                              Katharine W. Kenny
                                                    Director, Investor Relations
                                                                  (804) 788-1824




                    MASSEY ENERGY RESOLVES SEC REVIEW ISSUES

Richmond, Virginia, March 31, 2003 - Massey Energy Company (NYSE:MEE) announced today that it had resolved all issues raised during a routine review of its filings by the Division of Corporate Finance of the Securities and Exchange Commission (SEC) with no material cumulative impact on its previously reported financial results. Massey has agreed to make the revisions detailed below, to its 2001 Form 10-K and subsequent quarterly periods. The amended 2001 Form 10-K is being filed today along with the Company's 2002 Form 10-K.

"We cooperated fully with the SEC throughout the process and are pleased to come to a resolution regarding their concerns," said Don L. Blankenship, Massey CEO and Chairman. "We are also gratified that the changes we agreed upon with the SEC have ultimately had such a minimal impact on our financial position." The Company reported that the cumulative negative impact of the changes on its shareholders' equity at December 31, 2002 was less than $700,000.

The Company reported that several SEC comments focused on the correct periods for the recognition of certain revenue and expense items, not on the validity of the items, which resulted in no cumulative impact on the reported financial results.

In addition, based on discussions with the SEC, a correction has been made in the methodology the Company had been using to calculate black lung expense in relation to the underlying black lung obligation. The Company has implemented this change by amending its accounting policy from a level funding method to a service cost method.

Consequently, the Company reported that the following are the primary restatements resulting from its discussions with the SEC.

         --The Company agreed to record, in the period ended October 31, 2001, a $6.9 million charge related to the settlement of claims for Workers' Compensation premiums in January 2002 and a $2.5 million charge in connection with a verdict in a wrongful employee discharge lawsuit in December 2001. The Company had previously recognized these charges in the Company's two-month "stub period" ended December 31, 2001.

         --The Company had incurred a charge of $6.9 million related to its exposure to the Enron Corporation bankruptcy in the stub period and subsequently reduced that reserve by $3 million in the first quarter of 2002. In discussions with the SEC, the Company agreed to net the decrease in bad debt reserve against the charge recorded in the stub period.

         --The black lung accounting policy change was applied retroactively to November 1, 1994, as required by Statement of Financial Accounting Standards No. 112 "Employers Accounting for Postemployment Benefits."

The Company's 2002 financial results previously reported in its year-end press release, dated January 31, 2003, have also been adjusted to reflect the above-mentioned changes affecting 2002. The restatements noted above caused the Company's net income for fiscal 2001, the stub period and calendar 2002 to change as follows.

                            As Reported       Restated          Difference
                            -----------       --------          ----------

Fiscal Year End 2001
   Net income (loss)        ($1.1 mil.)       ($5.4 mil.)       ($4.3 mil.)
   Earnings per share       ($0.01)           ($0.07)           ($0.06)
Stub Period
   Net income (loss)        ($22.4 mil.)      ($14.8 mil.)       $7.6 mil.
   Earnings per share       ($0.30)           ($0.20)            $0.10
Calendar Year End 2002
   Net income (loss)        ($30.0 mil.)      ($32.6 mil.)      ($2.6 mil.)
   Earnings per share       ($0.40)           ($0.44)           ($0.04)

Shareholders' equity
  @December 31, 2002        $808.9 mil.*      $808.2 mil.        ($0.7 mil.)

*As reported in Massey's year end press release


Massey Energy Company is the fourth largest coal producer by revenue in the United States.

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